Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of June 1, 2015 (the “Execution Date”) by and between Toys “R” Us, Inc. (the “Company”) and David A. Brandon (the “Executive”).

WHEREAS, as of the Execution Date, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and designated indirect subsidiaries of the Company, for a period commencing on June 1, 2015 (the “Hire Date”) and ending on July 1, 2020 (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one year periods commencing on the last day of the Initial Term with respect to the first such one-year extension and each anniversary of the last day of the Initial Term for each subsequent one-year extension (the Initial Term and any one-year extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”), unless either party gives written notice of non-renewal at least sixty (60) days prior to the date on which the Initial Term or any subsequent one-year extension thereof, as applicable, would otherwise expire.

2. Position.

(a) During the period commencing on the Hire Date and ending on June 30, 2015, Executive shall serve as CEO-Designate of each of the Company, Toys “R” Us – Delaware, Inc. and any other indirect subsidiaries of the Company that the board of directors of the Company (the “Board”) designates (such entities collectively referred to as the “TRU Group”), and shall provide certain transition and advisory services from his home in Michigan as may be reasonably requested by the Board. Commencing on July 1, 2015 and during the remainder of the Employment Term, Executive shall serve as Chief Executive Officer of each entity of the TRU Group, and shall have the duties and authority commensurate with the position of chief executive officer of a company of similar size and nature to that of the TRU Group and such additional duties and authority commensurate with Executive’s position as may be assigned by the Board and the board of directors of each subsidiary of the Company, as applicable (each, a “Subsidiary Board”). During the Employment Term, Executive shall report solely to the Board and each Subsidiary Board, as applicable, and commencing on July 1, 2015, shall serve as the Chairman of the Board and each Subsidiary Board, as applicable. Commencing on July 1, 2015, Executive shall be based at the Company’s headquarters in Wayne, New Jersey, except for business travel as may be reasonably required in the performance of Executive’s duties.

(b) During the Employment Term, Executive will devote substantially all of Executive’s business time to the performance of Executive’s duties hereunder and will use

Executive’s reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to (i) continue to serve as a member of the board of directors of the for-profit organizations set forth on Schedule A hereto, (ii) engage in charitable, civic or other non-business activities and to serve as a member of the board of directors of not-for-profit organizations, and (iii) with the prior consent of the Board, which consent shall not be unreasonably withheld, serve as a member of the board of directors of other for-profit companies that do not compete with the TRU Group, so long as all such activities described in clauses (ii) and (iii) above (but not clause (i) above) do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement. For the avoidance of doubt, the parties agree that the activities described in clause (i) above do not interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $3,750,000, payable in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. The Board shall at least annually review Executive’s rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”

4. Bonus.

(a) Signing Bonus. Executive shall receive a one-time signing bonus in the amount of $4,250,000, payable in a cash lump-sum within ten (10) days of the Execution Date.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company (an “Annual Bonus”), with a target bonus equal to 120% of the Base Salary (the “Target Bonus”) and a maximum bonus equal to 160% of the Base Salary, payable upon the Company’s achievement of budget targets established by mutual agreement of the Board and Executive, and pursuant to the terms of the Company’s incentive plan, as in effect from time to time. The Annual Bonus, if any, shall be paid to Executive not later than two and one-half (2 1⁄2) months after the end of the applicable fiscal year of the Company. The Annual Bonus earned for the 2015 fiscal year, if any, shall be pro-rated based on the actual number of days Executive is employed by the TRU Group in such fiscal year.

(c) Long-Term Incentive Bonus. Executive shall be eligible to earn a long-term incentive bonus in accordance with the terms of the agreement (the “Long-Term Incentive Agreement”) attached hereto as Exhibit A.

5. Employee Benefits; Perquisites; Business and Relocation Expenses.

(a) Employee Benefits. During the Employment Term, Executive and his spouse and dependents, as applicable, shall be entitled to participate in the Company’s welfare benefit plans and retirement plans, including, without limitation, the Company’s 401(k) and supplemental executive retirement plans and medical, dental and life insurance plans, as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are or may be made available to the other senior executives of the Company (other than benefits which have been terminated or for which participation has been frozen). The Company shall be permitted to modify such benefits from time to time consistent with any modifications that impact other senior executives of the Company. Without limiting the generality of the foregoing, the Company shall also provide Executive (and Executive’s spouse) an annual physical exam at a medical facility of his (or her) choosing.

(b) Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with the Company’s policies, as in effect from time to time. Executive shall be entitled to not less than four (4) weeks of paid vacation per year, which vacation shall be taken at Executive’s discretion, having regard to the Company’s operations, Executive’s performance of his duties, and in accordance with the terms of the Company’s vacation policy, as in effect from time to time, applicable to Executive. The Company shall make available to Executive (through Flex Jet or similar service acceptable to Executive) a mid-sized private aircraft (e.g., Challenger 350 or Lear 75) for business travel, travel to meetings of the Company and to meetings of the boards of directors (and committees thereof on which Executive serves) of the companies set forth on Schedule A and, once per calendar quarter, travel to Michigan; provided, that Executive will use commercial airlines (first class) for business travel to Asia and, when determined by Executive to be more efficient, Europe. Use of the aircraft will be provided by the Company on a “Net After-Tax Basis” (as defined below). “Net After-Tax Basis” shall mean net of all applicable federal, state and local taxes calculated at Executive’s highest combined marginal tax rate. In addition, the Company shall provide Executive with use of a Company-paid automobile pursuant to the Company’s policy (a copy of which has been provided to Executive), as in effect from time to time, applicable to senior executive officers of the Company, or at Executive’s option, reimbursement for the use of a private car service up to an amount per year equal to the annual cost to the Company of providing the Company-paid automobile.

(c) Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time, applicable to senior executive officers of the Company.

(d) Relocation Package. The Company shall provide Executive with its relocation package for senior executives in connection with the relocation of his family to the area in proximity of Wayne, New Jersey (the “New Jersey Area”).

6. Equity. On July 1, 2015, the Company shall grant to Executive, under the Toys “R” Us, Inc. 2010 Incentive Plan (the “Equity Plan”), a nonqualified stock option to purchase 2,810,000 shares of the Company’s common stock pursuant to the stock option agreement attached hereto as Exhibit B (such agreement and the Equity Plan, collectively, the “Equity Documents”). Executive will be eligible to receive additional equity awards under the Equity Plan (or any successor plan) in the discretion of the Board.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided, that Executive will be required to give the Company at least thirty (30) days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined in Section 7(d) below) (other than due to Executive’s death or Disability (as defined in Section 7(b) below)). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the TRU Group; provided, that nothing contained in this Section 7 shall alter Executive’s rights with respect to the Equity Documents or the Long-Term Incentive Agreement, which shall continue to govern Executive’s rights thereunder following any termination in accordance herewith.

(a) By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s resignation without Good Reason (other than due to Executive’s death or Disability); provided, that Executive will be required to give the Company at least thirty (30) days’ advance written notice of such resignation.

(ii) If Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) a lump sum payment of the Base Salary that is earned by Executive but unpaid as of the date of Executive’s termination of employment, paid in accordance with the Company’s payroll practices, but in no event later than thirty (30) days following Executive’s termination of employment;

(B) a lump sum payment of any Annual Bonus that is earned by Executive but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy referenced in Section 5(c) above prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such resignation by Executive without Good Reason, except as set forth in this Section 7(a)(ii) or in the Long-Term Incentive Agreement or Equity Documents, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company upon Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the determination that Executive is disabled pursuant to the terms of the Company’s long term disability plan.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4(b) hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive (or Executive’s estate in the case of death) pursuant to Section 4(b) had Executive’s employment not terminated.

Following Executive’s termination of employment due to Executive’s death or Disability, except as set forth in this Section 7(b)(ii) or in the Long-Term Incentive Agreement or Equity Documents, Executive or his estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company For Cause.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below).

(ii) For purposes of this Agreement, “Cause” shall mean (A) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable material injury, monetarily or otherwise, to the business of the Company and its affiliates taken as a whole; (B) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude; or (C) the material breach by Executive of a material provision of this Agreement that causes demonstrable material injury, monetarily or otherwise, to the business of the Company and its affiliates taken as a whole. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding, however, Executive, to the extent he is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail.

(iii) If the Employment Term and Executive’s employment hereunder is terminated by the Company for Cause, Executive shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment by the Company for Cause, except as set forth in this Section 7(c)(iii) or in the Long-Term Incentive Agreement or Equity Documents, Executive shall have no further rights to any compensation or any other benefits under this

Agreement.

(d) By the Company Without Cause or by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive’s termination of employment due to his death or Disability) or (B) by Executive for Good Reason (as defined below).

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive and other than in connection with a termination of Executive’s employment by the Company for Cause or due to Executive’s death or Disability, (A) a reduction in Executive’s rate of Base Salary or Target Bonus; (B) a material reduction in Executive’s duties and responsibilities as set forth in Section 2 above, an adverse change in some material respect in Executive’s titles as set forth in Section 2 above or the assignment to Executive of duties or responsibilities materially inconsistent with such titles; (C) the Company requiring Executive to be based anywhere other than within twenty-five (25) miles of Wayne, New Jersey, except for required travel on Company business; (D) a material breach by the Company of a material provision of this Agreement; or (E) notice by the Company pursuant to Section 1 that it is not extending the Employment Term, in each case, that is not cured within thirty (30) days after receipt by the Company of written notice from Executive. Notwithstanding the foregoing, any termination by Executive for Good Reason may only occur if Executive provides a Notice of Termination (as defined in Section 7(e)) for Good Reason within forty-five (45) days after Executive learns about the occurrence of the event giving rise to the claim of Good Reason.

(iii) If the Employment Term and Executive’s employment hereunder is terminated by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4(b) hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4(b) had Executive’s employment not terminated;

(C) subject to Executive’s continued compliance with the provisions of Sections 8 and 9 and Executive’s execution (and non-revocation) of a release of all claims against the TRU Group in a form substantially similar to the Separation and Release Agreement attached hereto as Exhibit C, Executive shall be entitled to an amount equal to 1.6 times the Base Salary at the rate in effect immediately prior to the date of Executive’s termination of employment, payable in twenty-four (24) equal monthly installments following Executive’s termination; provided, that the applicable amount described in this subsection (C) shall be in lieu of notice or any other severance amounts to which Executive may otherwise be entitled; provided further, that if Executive’s termination of employment under this Section 7(d) occurs within two (2) years after a Change in Control, Executive shall be entitled to receive the foregoing payments and benefits as set forth in this Section 7(d)(iii)(C) in a lump sum payment within sixty (60) days following Executive’s termination of employment. For the foregoing purpose, “Change in Control” has the meaning ascribed to it in the Equity Plan;

(D) continuation of medical, dental and life insurance benefits (pursuant to the same benefit plans as in effect for active employees of the Company), with Executive paying a portion of such costs as if Executive’s employment had not terminated, until the earlier to occur of (1) the end of the 24 month period following Executive’s termination, and (2) the date on which Executive commences to be eligible for coverage under substantially comparable medical, dental and life insurance benefit plans from any subsequent employer (the “Benefit Continuation Period”); provided, that if such continued coverage is not possible under the general terms and provisions of such plan(s) during such period, the Company shall pay an amount to Executive equal to the Company’s cost of providing such benefits to Executive as if Executive’s employment had not terminated (the “Company Subsidy”). In order to facilitate such coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA Coverage”) and the Company may satisfy its obligations hereunder by paying a portion of the premiums required for such COBRA Coverage. In the event that the Company, in its sole and absolute discretion, determines at any time that the continued payment of Executive’s COBRA premiums is in violation of applicable health care laws, resulting in a detrimental tax result for or the imposition of penalties upon either Executive or the Company, the Company reserves the right to discontinue such practice and to thereafter pay to Executive the taxable Company Subsidy each month for the remainder of the Benefit Continuation Period, less applicable withholding. The medical, dental and life insurance coverage under this Section 7(d)(iii)(D) provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31st of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 7(d)(iii)(D) shall not be subject to liquidation or exchange for another benefit; and

(E) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for (i) all costs Executive reasonably incurs in connection with the relocation of his family back to Michigan, and (ii) all costs Executive incurs in connection with the early termination of his lease for his housing in the New Jersey Area.

Following Executive’s termination of employment by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in this Section 7(d)(iii) or in the Long-Term Incentive Agreement or Equity Documents, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and any Subsidiary Boards (and any committees thereof).

8. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the TRU Group and accordingly agrees as follows:

(i) During the Employment Term and during the twenty-four (24) month period commencing on Executive’s termination of employment for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A) engage in any business that directly or indirectly is a “Competitive Business.” For purposes of this subsection (A) a “Competitive Business” means, with respect to Executive at any time, any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,” if more than one-third (1/3) of such Person’s gross sales for the twelve (12) month period preceding such time (or with respect to the period after Executive’s termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour and any of their respective parents, subsidiaries, affiliates or commonly controlled entities. For purposes of this subsection (A) “Competing Products” means, with respect to Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty percent (20%) of the gross sales of the Company and its subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after Executive’s termination date, as of such termination date);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the TRU Group and customers, clients, suppliers, partners, members or investors of the TRU Group.

(E) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if Executive (x) is not a controlling Person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person who is publicly traded or privately held.

(ii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit to leave the employment of, or encourage any employee of the TRU Group to leave the employment of, the TRU Group; or

(B) hire any such employee (other than clerical or administrative support personnel) who was employed by the TRU Group as of the date of Executive’s termination of employment with the Company or who left the employment of the TRU Group coincident with, or within one year prior to, the termination of Executive’s employment with the Company; provided, however, that this clause (B) shall not apply in the event of Executive’s termination by the Company without Cause (excluding by reason of Executive’s termination due to death or Disability) or by Executive for Good Reason.

(iii) During the Restricted Period, Executive will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the TRU Group any consultant, supplier or service provider then under contract with the TRU Group.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company), except when required to perform his duties to the TRU Group, (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the TRU Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the TRU Group and/or any third party that has disclosed or provided any of same to the TRU Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) required by law or judicial process to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment; or (iii) disclosed in connection with a litigation or arbitration proceeding between the parties.

(c) Upon termination of Executive’s employment with the TRU Group for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not the Company’s property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates or subsidiaries (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to the Company, its affiliates or subsidiaries), except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(d) Executive shall not improperly use for the benefit of, bring to any premises of,

divulge, disclose, communicate, reveal, transfer or provide access to, or share with the TRU Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.

(e) The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company and its subsidiaries and affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Arbitration. Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

12. Nondisparagement. Executive and the Company agree that each party, during the Employment Term and for a period of two (2) years thereafter, shall not, in any communications with the press or other media or any customer, client, supplier or member of the investment community, criticize, ridicule or make any statement which disparages or is derogatory of the other party; provided, that the Company’s obligations shall be limited to communications by its senior corporate executives having the rank of Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 12 by the Company. Notwithstanding the foregoing, neither Executive nor the Company shall be prohibited from making truthful statements in connection with any arbitration proceeding described in Section 11 hereof concerning a dispute relating to this Agreement.

13. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code Section 409A). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers (other than Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control (as defined in the Equity Plan) or Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A conforming event.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and applicable regulations), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Treatment of Installment Payments. Each payment of severance benefits under Section 7 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage under Section 7(d)(iii)(D) shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

(e) Reimbursements. For any reimbursements of expenses to be made (or in-kind benefits to be provided) under this Agreement, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an expense must be made no later than December 31st of the year after the year in which the expense was incurred, and the right to payment or reimbursement shall not be subject to liquidation or exchange for another benefit.

(f) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed, and all revocation periods shall have expired, within sixty (60) days after the date of termination of Executive’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided, that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

14. Indemnification.

(a) If Executive is made a party, is threatened to be made a party to, or otherwise receives any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of TRU Group or is or was serving at the request of TRU Group as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as director, officer, member, employee or agent, the Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, excise taxes or penalties imposed by the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing Executive’s rights to indemnification hereunder) actually and reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue even though Executive has ceased to be a director, member, employee or agent of TRU Group or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses that Executive incurs in connection with a Proceeding within thirty (30) days after its receipt of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

(c) To the extent that the Company maintains officers’ and directors’ liability insurance, Executive will be covered under such policy subject to the exclusions and limitations set forth therein.

(d) The provisions of this Section 14 shall survive the expiration or termination of the Employment Term and/or this Agreement.

15. Parachute Payments – Pre-Public Offering.

(a) If, in connection with a Change in Control (as defined in the Long-Term Incentive Agreement) occurring prior to a Public Offering (as defined in the Equity Plan), it shall be determined that all, or any portion, of any payment or payments (with a “payment” including, without limitation, the vesting or settlement of equity awards or other non-cash benefit or property, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its Affiliates (the “Total Payments”)), but determined for this purpose without regard to any required Gross-Up Payment (as defined below), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive one or more additional cash payments (each such payment, a “Gross-Up Payment”) in such amounts so that the net cash amount remaining from such Gross-Up Payment after deduction or payment of (i) the Excise Tax imposed on the Gross-Up Payments and (ii) all federal, state and local income and employment taxes imposed upon the Gross-Up Payments, shall equal fifty percent (50%) of the Excise Tax on the Total Payments. The intent of the parties is that the Company and Executive shall each be responsible for, and shall pay, fifty percent (50%) of the Excise Tax on the Total Payments.

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing selected by the Company and reasonably acceptable to Executive (the “Independent Auditors”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax,

(ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B)

the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), and

(iii) the value of any non cash benefits or any deferred payment or benefit shall be determined by the Independent Auditors appointed pursuant to clause (i) above in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (i) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (ii) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes) such that the Company’s share of the Excise Tax on the Total Payments remain at fifty percent (50%) thereof.

(d) The Gross-up Payment provided for above shall be paid on the thirtieth day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes); provided, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Auditors appointed pursuant to clause (b)(i) above, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess amount, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, shall be repaid by Executive to the Company within five (5) days after notice from the Company of such determination. If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-

up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

15A. Parachute Payments – Post-Public Offering. If, in connection with a Change in Control (as defined in the Long-Term Incentive Agreement) occurring on or following a Public Offering (as defined in the Equity Plan), the Total Payments are considered “parachute payments” under Code Section 280G, the Total Payments which are considered “parachute payments” shall be limited to the greatest amount which may be paid to Executive under Code Section 280G without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Section 15A shall mean the sum of (i) the Total Payments, less (ii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iii) the amount of excise taxes imposed with respect to the payments described in (i) above by Code Section 4999. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 15A shall be made at the Company’s expense by the Independent Auditors. In the event of any mistaken underpayment or overpayment under this Section 15A, as determined by the Independent Auditors, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, but only to the extent any such refund would result in (x) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (y) a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, with interest at the applicable Federal rate provided for in Code Section 7872(f)(2). Any reduction in payments required by this Section 15A shall occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of equity-based awards.

16. Miscellaneous.

(a) Legal Fees. The Company shall reimburse Executive for all reasonable legal and tax advisory fees for the negotiation, drafting and review of (i) this Agreement, the Long-Term Incentive Agreement and the Equity Documents and (ii) any amendment to this Agreement, the Long-Term Incentive Agreement and the Equity Documents and the negotiation and execution of any new employment agreements of any successor organization in connection with a Change in Control or Public Offering (as those terms are defined in the Equity Plan) and any future agreements with the Company entered into upon Executive’s continuation or termination of employment; provided, that, if Executive is terminated for Cause or resigns without Good Reason, Executive shall not be entitled to reimbursement for the fees described in clause (ii) of this Section 16(a) and if Executive was reimbursed for such fees prior to such termination, Executive shall repay such reimbursed amounts to the Company within fifteen (15) days of such termination or, at the Company sole discretion, the Company shall be entitled to offset such amounts against any payments then due and owing to Executive.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles thereof.

(c) Entire Agreement/Amendments. This Agreement, the Long-Term Incentive Agreement and the Equity Documents contain the entire understanding of the parties with respect to the employment of Executive by the TRU Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity (but the Company’s obligations will not be released thereby). Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 16(f) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

(g) Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

With a copy to:

Hughes Hubbard & Reed LLP

350 South Grand Avenue

Los Angeles, California 90071

Attention: Theodore H. Latty

(i) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(j) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates; provided, that, the Equity Documents and the Long-Term Incentive

Agreement shall govern Executive’s rights thereunder.

(k) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer; provided, that, the Company shall pay any reasonable travel, lodging and related expenses that Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(l) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS “R” US, INC.:		EXECUTIVE:

By:	/s/ Deborah Derby	/s/ David A. Brandon
Name:	Deborah Derby	David A. Brandon
Title:	EVP, Vice Chairman, TRU

SCHEDULE A

LIST OF DIRECTORSHIPS/TRUSTEESHIPS

Member of the Board of Directors of Domino’s Pizza, Inc.

Member of the Board of Directors of Herman Miller, Inc.

Member of the Board of Directors of DTE Energy, Inc.

Executive may also serve as a Member of the Board of Directors of the company previously disclosed by Executive to the Board.

EXHIBIT A

INCENTIVE AWARD AGREEMENT

OF

TOYS “R” US, INC.

THIS AGREEMENT (the “Agreement”), is made, effective as of the 1st day of July, 2015 (the “Grant Date”), between Toys “R” Us, Inc., a Delaware corporation (the “Company”), and David A. Brandon (“Participant”). By accepting this Agreement, Participant agrees to all of the terms and conditions set forth herein.

R E C I T A L S:

WHEREAS, the Company has adopted the Toys “R” Us, Inc. 2010 Incentive Plan, as amended (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the incentive award provided for herein to Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Incentive Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Participant an incentive award in the amount of $37,500,000 (the “Incentive Award”). The Incentive Award shall vest and become non-forfeitable in accordance with Section 2 hereof, and shall become payable (to the extent vested) in accordance with Section 3 hereof.

2. Vesting.

(a) Defined Terms for Vesting Provisions.

“Adjusted EBITDA less CapEx” means Adjusted EBITDA less CapEx.

“Adjusted EBITDA” for any fiscal year means adjusted EBITDA as reported in the Company’s audited financial statements for such fiscal year.

“CapEx” for any fiscal year means the average of the capital expenditures as reported on the Company’s audited financial statements for the three preceding fiscal years.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company’s capital stock or assets (including stock of its Subsidiaries) or otherwise) in which any Person or group (within the meaning of Section 13(d)(3) of the 1934 Act) acquires directly or indirectly (i) shares of capital stock which represent more than 50% of the total voting power in the Company, or (ii) by lease, license, sale or otherwise, all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, that the acquisition of more than 50% of the total voting power in the Company by one or more of the Persons who are stockholders of the Company on the date of this Agreement or any affiliate thereof (each, a “Current Stockholder”) shall not be deemed to be a Change in Control so long as at least two of the Current Stockholders each continue to own shares of capital stock representing at least 25% of the total voting power in the Company (disregarding shares owned by current or former employees and other service providers of the Company) following such acquisition; and provided, further, that the acquisition of all of the outstanding shares of such capital stock of the Company by a holding company owned by the Persons who were stockholders of the Company immediately prior to the acquisition in the same proportions shall not be deemed to be a Change in Control.

“Performance Period End Date” means the last day of the Company’s fiscal year ending January 2018.

(b) Performance Vesting Condition. The Incentive Award shall vest and become non-forfeitable if, in any fiscal year of the Company ending on or before the Performance Period End Date, the Company achieves $600,000,000 in Adjusted EBITDA less CapEx (the “Performance Vesting Date”); provided, that Participant remains in continuous employment with the Company or any Affiliate through the last day of the fiscal year in which the Performance Vesting Date occurs. The determination of whether such performance vesting condition has been met shall be based on the annual audited financial statements of the Company.

(c) Effect of Change in Control. Notwithstanding Section 2(b) hereof, the Incentive Award shall be 100% vested upon the occurrence of a Change in Control, provided, that Participant remains in continuous employment with the Company or any Affiliate through the date of the consummation of such Change in Control.

(d) Effect of Termination of Employment without Cause or for Good Reason. If prior to the last day of the fiscal year in which the Performance Vesting Date occurs, Participant’s employment with the Company and the Affiliates is terminated by the Company without Cause (and other than due to death or Disability) or Participant resigns for Good Reason, the Incentive Award shall remain outstanding and shall become 100% vested if the performance vesting condition is achieved by the last day of fiscal year subsequent to the fiscal year in which such termination occurs. If the performance vesting condition is not achieved by the last day of such subsequent fiscal year, the Incentive Award shall be forfeited by Participant without consideration. If Participant’s employment with the Company and the Affiliates is terminated by the Company for Cause or by Participant without Good Reason, the Incentive Award shall be forfeited by Participant without consideration. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, the definitions of “Cause”, “Disability” and “Good Reason” shall have the same meanings as set forth in the Employment Agreement by and between the Company and Participant, dated June 1, 2015 (the “Employment Agreement”).

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(e) Effect of Termination of Employment due to Death or Disability. If prior to the last day of the fiscal year in which the Performance Vesting Date occurs, Participant’s employment with the Company and the Affiliates is terminated due to the Participant’s death or Disability, the Incentive Award shall remain outstanding and shall become 100% vested if the performance vesting condition is achieved by the last day of the fiscal year in which such termination occurs. If the performance vesting condition is not achieved by the last day of such fiscal year, the Incentive Award shall be forfeited by Participant without consideration. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, the definition of “Disability” shall have the same meaning as set forth in the Employment Agreement.

(f) Adjustments for Certain Changes. The performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be appropriately and equitably adjusted by the Board in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the Grant Date of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with generally accepted accounting principles), division of any entity or any assets outside the ordinary course of business. If the Company or any Affiliate makes such an acquisition or disposition in a given fiscal year, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof, shall be proportionately adjusted, appropriately and equitably, and only to the extent deemed necessary by the Board, in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such acquisition or disposition has or is reasonably expected to have on the performance vesting condition. In addition, to the extent applicable, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be adjusted by the Board (after consultation with the Company’s accountants) in good faith to reflect any changes in generally accepted accounting principles promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such performance vesting condition. The intent of such adjustments is to keep the probability of achieving the performance vesting condition the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment(s) shall be made within ninety (90) days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its audited financial statements and on the Company’s financial plan pursuant to which the performance vesting condition was originally established. Any such adjustment(s) made in good faith shall be final and binding on parties to this Agreement.

3. Payment of Incentive Award. The Incentive Award, to the extent vested, shall be payable to Participant in two equal installments, with the first installment (i.e., $18,750,000) to be paid within thirty (30) days following the date on which the annual audited financial statements of the Company are delivered to the Company and approved by the Board (the date on which payment is made, the “First Payment Date”), and the second installment ($18,750,000) to be paid on the first anniversary of the First Payment Date. For the avoidance of doubt, the Incentive Award, to the extent vested under Section 2 above, will be paid to Participant whether or not Participant remains in employment with the Company or any Affiliate on the applicable payment date. Payment shall be made in the following form(s):

(a) if a Public Offering has not occurred on or prior to the First Payment Date, payment of each installment of the Incentive Award shall be made entirely in cash; or

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(b) if a Public Offering has occurred on or prior to the First Payment Date, one-half of each installment of the Incentive Award (i.e., $9,375,000) shall be payable in cash and the other half of each installment of the Incentive Award (i.e., $9,375,000) shall be payable in Shares having a Fair Market Value on the date of payment equal to $9,375,000.

4. No Right to Continued Employment. The granting of the Incentive Award evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of Participant.

5. Transferability. The Incentive Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant otherwise than as permitted by Section 13.3 of the Plan or by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance which is impermissible shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Incentive Award to heirs or legatees of Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

6. Withholding. Participant may be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Incentive Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Participant shall have the right to direct the Company to withhold Shares otherwise deliverable under Section 3(b) hereof in satisfaction of withholding taxes due with respect to such Shares.

7. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

8. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS. By accepting this Award, Participant hereby (i) agrees that any suit, action or proceeding brought by or against Participant in connection with the Plan or this Award shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, (ii) consents to the jurisdiction and venue of each such court, and (iii) agrees to accept service of process by the Company or any of its agents in connection with any such proceeding. BY ACCEPTING THIS AWARD, PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR

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AGAINST PARTICIPANT IN RESPECT OF HIS RIGHTS OR OBLIGATIONS HEREUNDER.

9. Incentive Award Subject to Plan. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Incentive Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

10. Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

TOYS “R” US, INC.

By:

PARTICIPANT

David A. Brandon

EXHIBIT B

PERFORMANCE-BASED

NONQUALIFIED STOCK OPTION AGREEMENT

OF

TOYS “R” US, INC.

THIS AGREEMENT (the “Agreement”), is made, effective as of the 1st day of July, 2015 (the “Grant Date”), between Toys “R” Us, Inc., a Delaware corporation (the “Company”), and David A. Brandon (“Participant”). By accepting this Agreement, Participant agrees to all of the terms and conditions set forth herein.

R E C I T A L S:

WHEREAS, the Company has adopted the Toys “R” Us, Inc. 2010 Incentive Plan, as amended (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the stock option provided for herein to Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of 2,810,000 Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be $8.00 per Share, which was determined by the Board as the Fair Market Value of the Shares as of the Grant Date (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting. The Option shall be subject to both performance and service vesting conditions, and will only be deemed fully vested and exercisable when both the performance and service conditions have been met in accordance with this Section 2 (except as otherwise provided in Section 3 hereof).

(a) Defined Terms for Vesting Provisions.

“Adjusted EBITDA less CapEx” means Adjusted EBITDA less CapEx.

“Adjusted EBITDA” for any fiscal year means adjusted EBITDA as reported in the Company’s audited financial statements for such fiscal year.

“CapEx” for any fiscal year means the average of the capital expenditures as reported on the Company’s audited financial statements for the three preceding fiscal years.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company’s capital stock or assets (including stock of its Subsidiaries) or otherwise) in which any Person or group (within the meaning of Section 13(d)(3) of the 1934 Act) acquires directly or indirectly (i) shares of capital stock which represent more than 50% of the total voting power in the Company, or (ii) by lease, license, sale or otherwise, all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, that the acquisition of more than 50% of the total voting power in the Company by one or more of the Persons who are stockholders of the Company on the date of this Agreement or any affiliate thereof (each, a “Current Stockholder”) shall not be deemed to be a Change in Control so long as at least two of the Current Stockholders each continue to own shares of capital stock representing at least 25% of the total voting power in the Company (disregarding shares owned by current or former employees and other service providers of the Company) following such acquisition; and provided, further, that the acquisition of all of the outstanding shares of such capital stock of the Company by a holding company owned by the Persons who were stockholders of the Company immediately prior to the acquisition in the same proportions shall not be deemed to be a Change in Control.

“Performance Period End Date” means the last day of the Company’s fiscal year ending January 2021.

(b) Performance-Vesting Condition. All 2,810,000 of the Shares subject to the Option will satisfy the performance-vesting condition if, in any fiscal year of the Company ending on or before the Performance Period End Date, the Company achieves $750,000,000 in Adjusted EBITDA less CapEx. The determination of whether such performance-vesting condition has been met shall be based on the annual audited financial statements of the Company as delivered to the Company and the vesting date shall be the date on which the Board approves such delivered financial statements.

(c) Service-Vesting Condition. Except as otherwise provided in Section 3 hereof, the Shares subject to the Option will satisfy the service-vesting condition based on Participant’s continued employment with the Company or any Affiliate over a period of forty-eight (48) months from the Grant Date, with one forty-eighth (1/48th) vesting on the first monthly anniversary of the Grant Date and one forty-eighth (1/48th) vesting on each monthly anniversary thereafter.

(d) Designation. At any time, the portion of the Option that has become vested and exercisable as described above (or pursuant to Section 3 below) is hereinafter referred to as the “Vested Portion.” At any time, the portion of the Option that has not become vested and exercisable is hereinafter referred to as the “Unvested Portion.”

(e) Adjustments for Certain Changes. The performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be appropriately and equitably adjusted by the Board in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the Grant Date of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with generally accepted accounting principles), division of any entity or any assets outside the ordinary course of business. If the Company or any Affiliate makes such an acquisition or disposition in a given fiscal year, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof, shall be proportionately adjusted, appropriately and equitably, and only to the extent deemed necessary by the Board, in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such

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acquisition or disposition has or is reasonably expected to have on the performance vesting condition. In addition, to the extent applicable, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be adjusted by the Board (after consultation with the Company’s accountants) in good faith to reflect any changes in generally accepted accounting principles promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such performance vesting condition. The intent of such adjustments is to keep the probability of achieving the performance vesting condition the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment(s) shall be made within ninety (90) days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its audited financial statements and on the Company’s financial plan pursuant to which the performance vesting condition was originally established. Any such adjustment(s) made in good faith shall be final and binding on parties to this Agreement.

3. Treatment of Option under Certain Conditions.

(a) Termination of Employment by the Company without Cause or by Participant for Good Reason. If Participant’s employment with the Company and the Affiliates is terminated by the Company without Cause (and not due to death or Disability) or by Participant for Good Reason, the service vesting condition (but not the performance vesting condition) shall be deemed to have been satisfied in full. If Participant’s employment with the Company and the Affiliates is terminated by the Company without Cause (and not due to death or Disability) or by Participant for Good Reason, and before the performance vesting condition set forth in Section 2(b) hereof has been satisfied, then the Option shall remain outstanding through the last day of the fiscal year subsequent to the fiscal year in which such termination occurs for the sole purposes of determining whether such performance vesting condition will be met during that time period (the “Good Leaver Vesting Eligibility Period”). The Vested Portion of the Option, if any, shall remain exercisable for the period set forth in Section 4(a) hereof. If the performance vesting condition set forth in Section 2(b) hereof is achieved during the Good Leaver Vesting Eligibility Period, the Vested Portion of the Option will remain exercisable for the period set forth in Section 4(a) hereof. The Unvested Portion of the Option, if any, shall be forfeited immediately upon the expiration of the Good Leaver Vesting Eligibility Period. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, the definitions of “Cause” and “Good Reason” shall have the same meanings as set forth in the Employment Agreement by and between the Company and Participant, dated June 1, 2015 (the “Employment Agreement”).

(b) Termination of Employment due to Death or Disability. If Participant’s employment with the Company and the Affiliates is terminated due to Participant’s death or Disability, the service vesting condition (but not the performance vesting condition) shall be deemed to have been satisfied in full. Notwithstanding the provisions of Section 13.6 of the Plan, if Participant’s employment with the Company and the Affiliates is terminated due to Participant’s death or Disability, and before the performance vesting condition has been satisfied, then the Option shall remain outstanding through the last day of the fiscal year during which such termination occurs for the sole purposes of determining whether the performance vesting condition will be met during that time period (the “Disability Vesting Eligibility Period”). The Vested Portion of the Option, if any, shall remain exercisable for the period set forth in Section 4(a) hereof. If the performance condition is achieved during the Disability Vesting Eligibility Period, the Vested Portion of the Option will remain exercisable for the period set forth in Section 4(a) hereof. The Unvested Portion of the Option, if any, shall be forfeited immediately upon the expiration of the Disability Vesting Eligibility Period. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, the definition of “Disability” shall have the same meaning as set forth in the Employment Agreement.

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(c) Termination of Employment by Participant without Good Reason. If Participant’s employment with the Company and the Affiliates is terminated by Participant without Good Reason, the Unvested Portion of the Option shall be canceled by the Company without consideration upon the date of such termination and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) hereof.

(d) Effect of Change in Control. Upon the occurrence of a Change in Control (as defined in Section 2(a)), both the service vesting condition and the performance vesting condition shall be deemed to have been satisfied in full.

4. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, Participant may exercise all or any part of the Vested Portion of the Option with respect to the Shares subject thereto at any time prior to the earliest to occur of:

(i) the 10th anniversary of the Grant Date; and

(ii) immediately prior to the effective time of Participant’s termination of employment by the Company for Cause (i.e., the Vested Portion and Unvested Portion of the Option shall be unexercisable and immediately forfeited in such event).

(b) Method of Exercise.

(i) Subject to Section 4(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided, that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of Participant (i) in cash or its equivalent (e.g., by check), (ii) if there is no public market for the Shares at such time and subject to the prior written approval of the Committee, pursuant to a cashless exercise (as described below), (iii) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate option price for the Shares being purchased, or (iv) any combination of cash and such other available method of exercise. Any cashless exercise shall be effectuated by the Company delivering Shares to Participant having a Fair Market Value equal to (x) the Fair Market Value of all Shares issuable upon exercise of the Option, minus (y) the aggregate exercise price for such Shares. Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be reasonable and necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue an Award Certificate in Participant’s name for such

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Shares. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the Award Certificate or any mistakes or errors in the Award Certificate.

(iv) In the event of Participant’s death, the Vested Portion of the Option shall remain exercisable by Participant’s executor or administrator, or the person or persons to whom Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a). Any heir or legatee of Participant shall take rights herein granted subject to the terms and conditions hereof.

5. Stockholders Agreement. Exercise of the Option shall constitute agreement by Participant to be bound by all of the terms and conditions of the Stockholders Agreement with respect to the Shares, or any other Company capital stock, issuable to or held by Participant. All of the terms of the Stockholders Agreement are incorporated herein by reference. For purposes of this Agreement, the term “Stockholders Agreement” shall mean the Management Stockholders Addendum, as amended, which is attached hereto as Exhibit A.

6. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of Participant.

7. Legend on Award Certificates. The Award Certificate representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on the Award Certificate to make appropriate reference to such restrictions.

8. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant otherwise than as permitted by Section 13.3 of the Plan or by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance which is impermissible shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During Participant’s lifetime, the Option is exercisable only by Participant.

9. Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, Participant will make or enter into such written representations, warranties and agreements as

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the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS. By accepting this Award, Participant hereby (a) agrees that any suit, action or proceeding brought by or against Participant in connection with the Plan or this Award shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, (b) consents to the jurisdiction and venue of each such court, and (c) agrees to accept service of process by the Company or any of its agents in connection with any such proceeding. BY ACCEPTING THIS AWARD, PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST PARTICIPANT IN RESPECT OF HIS RIGHTS OR OBLIGATIONS HEREUNDER.

13. Option Subject to Plan. By entering into this Agreement Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

14. Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

TOYS “R” US, INC.

By:

PARTICIPANT

David A. Brandon

Exhibit A

MANAGEMENT STOCKHOLDERS ADDENDUM

This Management Stockholders Addendum (together with the Appendix attached hereto, this “Addendum”) may be incorporated in and made a part of the awards granted under the Toys “R” Us, Inc. 2010 Incentive Plan (the “Plan”). If specified in an Award Certificate (as defined in the Plan), upon the exercise of any Options or the purchase or acceptance of any Restricted Stock or Restricted Stock Unit, each Participant shall, without any action by such Participant, automatically become bound by the terms hereof with respect to the Award Stock or any other Company capital stock, issued to or held by such Participant under the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

1. Definition. For purposes of this Addendum, the following terms shall have the following meanings:

“Addendum” shall have the meaning set forth in the Preface.

“Approved Sale” shall have the meaning set forth in Section 4(b).

“Award Stock” with respect to a Participant, means any Stock issued to such Participant upon exercise of any Options granted under the Plan and any Stock issued to such Participant as Restricted Stock or Restricted Stock Units. For all purposes of this Plan, Award Stock will continue to be Award Stock in the hands of any holder (including any Permitted Transferee) other than a Participant (except for the Company and purchasers pursuant to a Public Sale), and each such other holder of Award Stock will succeed to all rights and obligations attributable to such Participant as a holder of Award Stock hereunder. Award Stock will also include shares of the Company’s capital stock issued with respect to shares of Award Stock by way of a stock split, stock dividend or other recapitalization.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Executive Officer” shall mean any Management Stockholder who is an officer of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended).

“Management Stockholder” shall mean any Participant (including Participants who hold vested Options) and any other holder of Shares, in either case so long as they hold any Shares.

“Participating Sellers”, with respect to Section 4(a), shall have the meaning set forth in Section 4(a)(ii), and with respect to Section 4(b) shall mean any Management Stockholder that is Transferring Shares in an Approved Sale.

“Permitted Vornado Transfer” shall mean any Transfer of shares of the Company’s capital stock by Vornado in order to ensure the preservation of its status as a real estate investment trust under federal tax laws.

“Permitted Transferee” with respect to any Participant means such Participant’s spouse and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains at all times solely for the benefit of such Participant and/or such Participant’s spouse and/or descendants, in each case which transferee has executed and delivered to the Company the documents required under Sections 13.3 or 13.4 of the Plan, as applicable.

“Piggyback Registration” shall have the meaning set forth in Section 5(a).

“Plan” shall have the meaning set forth in the Preface.

“Prospective Buyer” shall mean any Person, including the Company or any of its subsidiaries, proposing to purchase or otherwise acquire shares in a Sale under Section 4(a) or Section 4(b).

“Public Offering” shall mean a public offering and sale of Stock for cash pursuant to an effective registration statement under the Securities Act.

“Public Sale” shall mean any sale pursuant to a registered public offering under the Securities Act, any sale to the public through a broker, dealer or market maker pursuant to Rule 144 promulgated under the Securities Act, or, after an Initial Public Offering, any block sale to a financial institution in the ordinary course of its trading business.

“Registrable Securities” shall mean (i) any share of Stock issued to or otherwise acquired by any Management Stockholder and (ii) any equity securities issued or issuable directly or indirectly with respect to any of the foregoing securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Registrable Securities, such shares will cease to be Registrable Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or (y) sold to the public pursuant to Rule 144 under the Securities Act. For purposes of this Addendum, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities upon the exercise of Options, to the extent they are then fully vested and exercisable.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor rule).

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.

“Securities Commission” shall mean the Securities and Exchange Commission, or any successor regulatory body.

“Shares” means any shares of Award Stock under the Plan, and any other capital stock of the Company issued to or held by a holder of Award Stock. For all purposes of the Plan (including this Addendum), Shares will continue to be Shares in the hands of any holder (including any Permitted Transferee), and each such holder of Shares will succeed to all the rights and obligations attributable to such Person as a Management Stockholder hereunder with respect to such Shares, until such time as such Shares cease to be considered Shares pursuant to the express terms of Section 3(b) of this Addendum.

“Sponsor” shall mean any of Bain Capital (TRU) VIII, LP., Bain Capital (TRU) VIII-E, L.P., Bain Capital (TRU) Coinvestment, L.P., Bain Capital Integral Investors, LLC, BCIP TCV, LLC, Toybox Holdings, LLC, and Vornado, in each case together with their respective Affiliates.

“Tag Along Deadline” shall have the meaning set forth in Section 4(a)(ii).

“Tag Along Holder” shall have the meaning set forth in Section 4(a)(i).

“Tag Along Notice” shall have the meaning set forth in Section 4(a)(i).

“Tag Along Offer” shall have the meaning set forth in Section 4(a)(ii).

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise; provided, that the sale, pledge, assignment encumbrance or other transfer or disposition of the common shares or beneficial interest, par value $0.04, of Vornado Realty Trust, a Maryland Realty Trust, a Maryland real estate investment trust (or its successors), will not be deemed a Transfer.

“Vornado” means Vornado Truck, LLC.

2. Voting Agreement. Each Management Stockholder, shall at all times cast all votes to which such Management Stockholder is entitled in respect of such Management Stockholder’s Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Company may instruct by written notice. Further, each Management Stockholder hereby grants to the Company an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Management Stockholder’s Shares as the Company deems appropriate in its sole discretion, which proxy shall be valid and remain in effect with respect to all Shares until they cease, to be Shares pursuant to the terms hereof.

3. Transfer Restrictions.

(a) General Transfer Restrictions. Each Management Stockholder understands and agrees that any Shares issued to or held by such Management Stockholder on the date hereof have not been registered under the Securities Act or under any state securities laws or the securities laws of any country. No Management Stockholder shall Transfer any such Shares (or solicit any offers in respect of any Transfer of such Shares), except in compliance with the Securities Act, or any applicable state or national securities laws and any restrictions on Transfer contained in the Plan (including this Addendum).

(b) Allowed Transfers. Until the expiration of the provisions of this Section 3, no Management Stockholder shall Transfer any of such Management Stockholder’s Shares to any other Person except as follows:

(i) Permitted Transferees. A Management Stockholder may Transfer Shares to Permitted Transferees solely to the extent provided by, and in accordance with the terms of,

Sections 13.3 and 13.4 of the Plan.

(ii) Participation in Drag Along and Tag-Along; Puts and Calls.

(A) Drag-Along. A Management Stockholder may Transfer such Management Stockholder’s Shares to the extent required pursuant to Section 4(b) below.

(B) Tag-Along. A Participating Seller may Transfer Shares pursuant to and in accordance with the provisions of Section 4(a) below.

Shares Transferred pursuant to this Section 3(b)(ii) shall conclusively be deemed thereafter not to be Shares under this Addendum.

(iii) Public Transfers. A Management Stockholder may Transfer Shares: (a) in a Public Offering pursuant to Section 5 below, or (b) (I) with respect to any Executive Officer, from and after the two-year anniversary of the closing of the Public Offering, pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business or any other legally permitted sale, or (II) with respect to any other Management Stockholder, from and after the six-month anniversary of the closing of the Public Offering, pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business or any other legally permitted sale. Shares Transferred pursuant to this Section 3(b)(iii) shall conclusively be deemed thereafter not to be Shares under this Addendum.

(c) Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

(d) Notice of Transfer. To the extent any Management Stockholder shall Transfer any Shares pursuant to Sections 3(b)(i) or 3(b)(iii), such Management Stockholder shall, within three (3) Business Days following (or, in the case of a Transfer to a Permitted Transferee, within three (3) Business Days prior to) consummation of such Transfer, deliver notice thereof to the Company, which shall then deliver such notice to the Sponsors.

(e) Period. Each of the foregoing provisions of this Section 3 shall expire upon a Change in Control.

4. “Tag Along” and “Drag Along” Rights.

(a) “Tag Along” Rights. In connection with any Sale by a Sponsor of any Shares of Stock to any Person (other than a Public Sale, a Permitted Vornado transfer, or any Sale between or among the Sponsors, their Affiliates, or any employee of the Company or any of its Subsidiaries):

(i) Notice. The Company shall, prior to any such proposed Sale, deliver a written notice (the “Tag Along Notice”) to each Management Stockholder (each, a “Tag Along Holder”), specifying the principal terms and conditions of the Sale (including the number of shares of each class of the Company’s capital stock to be Sold in such Sale).

(ii) Exercise. Each Tag Along Holder may elect to participate in the Transfer by delivering written notice (the “Tag Along Offer”) within five (5) Business Days after the date of delivery of the Tag Along Notice to such Holder (such date the “Tag Along Deadline”) (each

Tag Along Holder so electing, a “Participating Seller”). Each Tag Along Holder who does not make a Tag Along Offer prior to the Tag Along Deadline shall be deemed to have waived all of such holder’s rights to participate in such Sale. Each Tag Along holder will be given the opportunity to exercise their vested Options prior to or in connection with the consummation of a Sale pursuant to this Section 4(a) and the Award Stock issued upon exercise of such vested Options will be Shares for purposes of this Section 4(a).

(iii) Number of Shares Sold. Each Participating Seller will have the right to include in the Sale, on the same terms and conditions (subject to Section 4(c)(i)) with respect to each Share Sold as the Sponsor proposing such Sale, a number of Shares of each class of Stock to be Sold in such Sale equal to the product of (x) the number of shares of such class of Stock to be Sold in the contemplated Sale, times (y) the quotient obtained by dividing the number of Shares of such class of Stock owned by such Participating Seller by the number of Shares of such class of Stock owned by such Participating Seller and any other Persons participating in such Sale (including the proposing Sponsor and any other Participating Sellers).

(iv) Rule 144 Eligibility. Notwithstanding anything to the contrary herein, after the two year anniversary of the Public Offering, upon becoming eligible to sell all of his or her shares pursuant to Rule 144, a Tag Along Holder shall no longer be eligible to participate in the Tag Along rights provided by this Section 4(a).

(b) “Drag Along” Rights. If the Board approves a Change in Control (an “Approved Sale”), each Management Stockholder hereby agrees, if and to the extent requested by the Board, to Sell any or all of such Management Stockholder’s Shares in such Approved Sale on the terms and conditions approved by the Board.

(i) Management Stockholder Actions. Each Management Stockholder will take all necessary or desirable actions in connection with the consummation of any Approved Sale (including, if such Approved Sale is structured as a merger or consolidation, waiving any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation).

(ii) Conditions. The obligations of the Management Stockholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Management Stockholder will receive the same form and amount of consideration per share as received by the Sponsors for the corresponding class of shares of the Company’s capital stock, or if any Sponsor is given an option as to the form and amount of consideration to be received in respect of shares of the Company’s capital stock of any class, all Management Stockholders holding shares of the Company’s capital stock of such class will be given the same option; and (ii) each holder of vested and exercisable Options will be given the opportunity to exercise such rights prior to or in connection with the consummation of an Approved Sale and the Award Stock issued upon exercise of such vested Options will be Shares for purposes of this Section 4(b).

(c) Miscellaneous. The following provisions shall be applied to any proposed Sale to which Section 4(a) or 4(b) applies:

(i) Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4(a) or Section 4(b) includes any securities,

and the receipt thereof by a Participating Seller would require under applicable law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Sale or (B) the provision to any Participating Seller of any specified information regarding such securities or the issuer thereof that is material and not otherwise required to be provided for the Sale, then such Participating Seller shall not have the right to Sell Shares in such proposed Sale, and the Sponsors proposing such Sale (in the case of Section 4(a)) or the Board (in the case of Section 4(b)), as applicable, shall (x) in the case of a Sale that is not a Change in Control, have the right, but not the obligation, and (y) in the case of a Sale that is a Change in Control, have the obligation, to cause to be paid to such Participating Seller in lieu of the issuance of such securities, against surrender of the Shares which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such securities as of the date such securities would have been issued in exchange for such Shares.

(ii) Further Assurances. Each Participating Seller shall take or cause to be taken all such actions as may be reasonably necessary or reasonably desirable in order to expeditiously consummate each Sale pursuant to Section 4(a) or Section 4(b) and any related transactions, including executing acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities: and otherwise cooperating with the Sponsor proposing such Sale or the Board (as applicable) and the Prospective Buyer, provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Sponsor proposing such Sale or the Board (as applicable) to which other sellers will also be party, including agreements to (i)(A) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, the absence of any adverse claims with respect to such shares and the non-contravention of other agreements and (B) be liable as to such representations, warranties, covenants and other agreements, in each ease to the same extent (but with respect to its own Shares and with respect to its own representations, warranties, covenants and other agreements) as the other sellers, and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (ii) in connection with any Sale shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the aggregate proceeds to all sellers in connection with such Sate and (ii) the proceeds to such Participating Seller in connection with such Sale; and provided further, that a Participating Seller who is a party to an employment agreement with the Company dated June 1, 2015 shall in no event be required to agree to restrictive covenants that are more onerous (as to time, scope or territory) than those contained in such Participating Seller’s employment agreement.

(iii) Sale Process. The Sponsor proposing such Sale, in the case of a proposed Sale pursuant to Section 4(a), or the Board, in the case of a proposed Sale pursuant to Section 4(b), shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. If any proposed Sale is postponed, abandoned or not consummated, then the Sponsors or the Board, as applicable, shall comply with the provisions of this Section 4 with respect to any subsequent proposed Sale. No Company stockholder nor any Affiliate of any such holder shall have any liability to any Management Stockholder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale.

(iv) Expenses. All reasonable costs and expenses incurred for the benefit of all holders of Stock in connection with any proposed Sale, including without limitation any costs incurred by or on behalf of any Participating Sellers on their own behalf, shall be paid by the Company (to the extent not otherwise paid by the acquiring party).

(d) Period. The provisions of Section 4(a) shall expire upon the earlier to occur of (i) the Public Offering and (ii) a Change in Control. Each of the other provisions of this Section 4 above shall expire upon a Change in Control.

5. Registration Rights.

(a) Right to Piggyback. Whenever the Company proposes to conduct an underwritten registration of any of its securities under the Securities Act (other than (i) in a Public Offering or (ii) in connection with registration on Form S-4 or Form S-8 or any successor or similar form) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to Section 5(b), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the delivery of the Company’s notice.

(b) Priority on Registrations. In any underwritten registration, if the managing underwriters advise the Company that in their opinion the number of Registrable Securities, or the total number of securities of the Company, requested or proposed to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the Company will include in such registration the Registrable Securities, and the other securities of the Company, that in the opinion of the managing underwriters can be sold without adversely affecting the marketability of such offering, as follows: (i) first, if the registration is a primary offering on behalf of the Company, the securities the Company proposes to sell, (ii) second, any securities of the Company requested to be included in such registration by holders that have a contractual right to include securities in such registration prior to the holders of Registrable Securities, (iii) third, the Registrable Securities and any other securities of the Company requested to be included in such registration, pro rata among the holders of such Registrable Securities and other securities on the basis of the number of shares owned by each such holder.

(c) Further Assurances. Each holder of Registrable Securities will take all necessary or desirable action in connection with the consummation of any Piggyback Registration. including (i) agreeing to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Board; (ii) completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; and (iii) providing in writing such information and affidavits as requested by the Board in connection with any registration statement or prospectus relating to such offering.

6. Legends.

(a) Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO THE TOYS “R” US, INC. 2010 INCENTIVE PLAN, AS AMENDED (THE “PLAN”) INCLUDING THE MANAGEMENT STOCKHOLDERS ADDENDUM ATTACHED THERETO AND MADE A PART THEREOF. A COPY OF THE PLAN WILL BE FURNISHED WITHOUT CHARGE BY TOYS “R” US HOLDINGS, INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Any Person who acquires Shares which cease to be subject to the terms of the Plan (including this Addendum) shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

(b) Securities Act Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR QUALIFICATION FOR AN EXEMPTION THEREFROM.”

(c) Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Management Stockholder’s Shares until the conditions specified in the foregoing legends and the Plan (including this Addendum) are satisfied.

(d) Termination of the Securities Act Legend. The requirement imposed by Section 6(b) shall cease and terminate as to any particular Management Stockholder’s Shares (i) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (ii) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (A) such requirement shall cease and terminate as to any Management Stockholders Shares or (B) such Shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 6(b).

7. Notices. Notices required or permitted to be made under this Addendum shall be made in the manner specified in the Plan.

8. Section 16. The Company shall use its commercially reasonable efforts to cause any acquisition of Options or Award Stock under the Plan to be exempt under Rule 16b-3 promulgated trader the Securities Exchange Act of 1934.

APPENDIX TO

MANAGEMENT STOCKHOLDERS ADDENDUM

This Appendix includes additional terms and conditions that govern Award Stock and Options held by a Participant in the event of the Participant’s termination of employment with the Company or any of its Subsidiaries for any reason. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Addendum or the Plan.

1.	Definitions. For purposes of this Appendix, the following terms shall have the following meanings:

“Termination Date” means the date on which a Participant ceases to be employed by the Company or any of its Subsidiaries for any reason.

2.	Repurchase of Shares and Options (Call Right). This Section 2 shall apply to all vested and exercisable Options and all Award Stock issued or issuable to a Participant in respect of Awards granted under the Plan.

(a)	Repurchase Option. In the event that a Participant is no longer employed by the Company or any of its Subsidiaries for any reason, (i) all vested Options and (ii) all Award Stock issued or issuable to such Participant (whether as Restricted Stock or upon the exercise of Options or the settlement of Restricted Stock Units), whether held by such Participant or one or more transferees of such Participant, will be subject to repurchase by the Company and the Sponsors (solely at their option), by delivery of one or more Repurchase Notices (as defined below) within the time period set forth below, pursuant to the terms and conditions set forth in this Section 2 (the “Repurchase Option”), unless otherwise set forth in the Award Certificate between the Company and the Participant; provided, that, if determined to be necessary by the Company in order to avoid an additional compensation expense, in no event shall the Company (or, if applicable, the Sponsors) be entitled to deliver any such notice with respect to any shares of Award Stock (including any shares of Award Stock issued upon the exercise of Options or similar purchase rights) unless and until such shares of Award Stock have been issued, vested (if applicable) and outstanding for at least six months. The Repurchase Option shall terminate on the first to occur of a Change in Control or a Public Offering.

(b)

Termination of Employment. Unless otherwise specified in an Award Certificate, if a Participant’s employment with the Company or any of its Subsidiaries is terminated for any reason (including a termination by the Company with or without Cause, a resignation by the Participant for any reason, or a termination due to retirement, death or disability), then at any time during the period commencing on the Termination Date and ending on the first anniversary of the later of (i) the Termination Date and (ii) for each share of Award Stock acquired upon exercise of an Option or similar purchase right, the date on which such share was acquired upon such exercise (the “Repurchase Period”), the Company may elect to purchase all or any portion of (x) the Award Stock issued or issuable to such Participant at a price per share equal to the Fair Market Value thereof, in each case as determined as of a date determined by the Board that is the anticipated date of the Repurchase Closing (as defined in Section 2(c) below), and (y)

the vested Options held by such Participant or one or more transferees of such Participant at a price per share equal to the excess, if any, of the Fair Market Value of a Share underlying each such Option determined as of the anticipated date of the Repurchase Closing over the per Share exercise price for such Option, multiplied by the number of Shares subject to such Option.

(c)	Repurchase Procedures. Pursuant to the Repurchase Option, the Company may elect to exercise the right to purchase all or any portion of any vested Options held by such Participant or one or more transferees of such Participant and/or the shares of Award Stock issued to a Participant by delivering written notice or notices (each, a “Repurchase Notice”) to the holder or holders of the such vested Options or Award Stock at any time and from time to time prior to the expiration of the Repurchase Period; provided, that such period may be tolled in accordance with Section 2(f) below. Each Repurchase Notice will specifically identify the vested Options or shares of Award Stock to be acquired from such holder(s), the Fair Market Value, the aggregate consideration to be paid for such vested Options and/or Shares and the time and place for the closing of the transaction (each, a “Repurchase Closing”). In the event that the Company elects to purchase a portion of such vested Options and/or Award Stock pursuant to the terms of this Section 2(c), if any such vested Options or shares of Award Stock are held by transferees of such Participant, the Company shall purchase the vested Options and/or Shares elected to be purchased first from such Participant to the extent of the vested Options and/or shares of such Award Stock then held by such Participant and second purchase any remaining vested Options and/or shares elected to be purchased from such other holder(s) pro rata according to the number of vested Options and/or shares of Award Stock held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share) and the number of vested Options and/or shares of each class of Award Stock to be purchased will be allocated among such other holders pro rata according to the total number of vested Options and/or shares of Award Stock to be purchased from such persons.

(d)	Sponsor Rights.

(i)	If for any reason the Company does not elect to purchase all of the vested Options or Award Stock (issued or issuable to a Participant) pursuant to the Repurchase Option pursuant to one or more Repurchase Notices, the Sponsors will be entitled to exercise the Repurchase Option, in the manner set forth in this Section 2(d), for the vested Options and/or Award Stock the Company has not elected to purchase (the “Available Equity”). As soon as practicable after the Company has determined that there will be Available Equity, the Company shall give written notice (each, an “Option Notice”) to the Sponsors setting forth the number of Available Equity that is Award Stock, the number of Available Equity that is vested Options and the price for each such share of Award Stock or vested Option as determined pursuant to the provisions of this Section 2.

(ii)

The Sponsors may elect to purchase any portion of the Available Equity by delivering written notice (an “Election Notice”) to the Company and such Participant within 20 days after receipt of the Option Notice from the Company. If the Sponsors elect to purchase an aggregate number of shares greater than the number of shares of Award Stock that are Available Equity, each class of shares of Award Stock that are Available Equity shall be allocated among the Sponsors based upon the number of shares of Common Stock owned by each Sponsor on a fully-diluted basis and if the Sponsors elect to purchase an aggregate number of vested Options greater than the number of vested Options that are Available Equity, such vested Options shall be similarly allocated among the Sponsors based upon the number of shares of Common Stock owned by each Sponsor on a fully-diluted basis.

(e)	Closing of Repurchase. The Repurchasing Closing will take place on the Repurchase Closing date designated in the applicable Repurchase Notice or Election Notice, as the case may be, which date will not be more than sixty (60) days after the delivery of such notice; provided, that, if such Repurchase Notice or Election Notice is delivered either during the third or fourth fiscal quarter of the Company, the Repurchase Closing Date shall be automatically delayed until GAAP quarterly financial statements have been prepared for such fourth fiscal quarter, and the applicable purchase price for the vested Options and/or Award Stock to be purchased pursuant to the Repurchase Option shall be determined using the Fair Market Value on the Repurchase Closing Date. The Company and/or the Sponsors, as the case may be, will pay for the vested Options and/or Award Stock to be purchased pursuant to the Repurchase Option by delivery of a check payable to the holder(s) of vested Options and/or Award Stock or a wire transfer of immediately available funds. In addition, the Company may pay the repurchase price by offsetting such amounts against any bona fide debts owed by the Participant to the Company or any of its Subsidiaries. The Company and/or the Sponsors as the case may be, will receive customary representations and warranties from each seller regarding the sale of vested Options and/or Award Stock including, but not limited to, the representation that such seller has good and marketable title to the vested Options and/or Award Stock to be Transferred free and clear of all liens, claims and other encumbrances, and will be entitled to require all sellers’ signatures be guaranteed by a national bank or reputable securities broker. In the event that the Fair Market Value has increased or decreased from the date on which it is determined to the date of closing pursuant to this Section 2(e), then the applicable repurchase price(s) shall be recalculated using the Fair Market Value as of the Repurchase Closing.

(f)

Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of vested Options and/or Award Stock by the Company shall be subject to applicable restrictions and limitations under the Delaware General Corporation Law and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions or limitations prohibit the repurchase of vested Options or Award Stock for cash and the Sponsors have not elected to acquire all vested Options or Award Stock which the Company and the Sponsors have a right to repurchase pursuant to this Section 2, the Company shall have the right to deliver, as payment of the repurchase price, a subordinated note or notes payable in up to three equal annual installments beginning on the first anniversary of the closing of such repurchase and bearing interest (accruing quarterly) at a rate per annum equal to seven percent (7%). Any such notes issued by the Company shall be subject to any restrictive covenants which the Company is subject to at the time of repurchase. If any such restrictions or limitations prohibit the repurchase of vested Options or Award Stock for such subordinated notes and the Sponsors have not elected to acquire all vested Options or Award Stock which the Company and the Sponsors have a right to repurchase pursuant to this Section 2, the time periods provided in this Section 2 shall be suspended for a period of up to twelve (12) months, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions or limitations but in no event later than twelve months after the initial time periods hereunder.

(g)	Net Settlement. In the event it has been determined necessary by the Company in order to avoid an additional compensation expense with respect to the Repurchase Option for vested Options, a Participant may be required by the Company, upon prior written approval of the Committee, to exercise, on one occasion, all of the vested Options then held by such Participant and/or one or more transferees of such Participant, if any, using a net exercise method whereby the number of Shares that would otherwise be received upon the exercise of such Options shall be reduced by that number of Shares (i) having an aggregate Fair Market Value equal to the sum of the aggregate exercise price for such Options, plus (ii) the number of Shares having an aggregate Fair Market Value equal to the aggregate amount of the applicable withholding taxes which the Company is required to withhold in respect of the income recognized as a consequence of the exercise of the Options, and the remaining Shares received upon such exercise (also referred to as Award Stock) shall be subject to repurchase upon delivery of a Repurchase Notice during the thirty (30) day period following the date on which such Shares have been held by Participant or one or more transferees of such Participant for at least six (6) months, and otherwise in accordance with this Section 2.

(h)	Notwithstanding anything to the contrary in this Section 2, in the case of an Award granted to the Participant on July 1, 2015, (i) unless the Participant is terminated for “Cause” or resigns without “Good Reason” (as those terms are defined in the Participant’s employment agreement), the Repurchase Option shall be limited to fifty percent (50%) of the Shares held by the Participant and his transferees; (ii) the Repurchase Period under Section 2(b) shall continue until the first to occur of a Change in Control or a Public Offering; (iii) the applicable purchase price under Section 2(b) or Section 2(d), as the case may be, shall be Fair Market Value determined in accordance with the rules and procedures set forth in Section 3(b) below (excluding, for the avoidance of doubt, the Participant’s right to withdraw); (iv) the Company’s right to offset the repurchase price against bona fide debts owed by the Participant under Section 2(e) shall not apply; and (v) the provisions of Section 2(f) (relating to restrictions on repurchase) shall not apply.

3.	Participant Put Right. This Section 3 shall only apply to the Participant with respect to up to fifty percent (50%) of the Shares subject to the Option (the “Puttable Shares”) granted to the Participant under the Plan on July 1, 2015 (the “Initial Option”).

(a)

Put Right. At any time after June 29, 2020, if the Initial Option has vested, the Participant shall have the right to require the Company to repurchase in one or more transactions any or all of the Puttable Shares then held by the Participant and his permitted transferees that were acquired upon the exercise of the Initial Option, and, if not so exercised, any or all options to acquire Puttable Shares (hereafter referred to as “Puttable Options”), by delivery of one or more Put Notices (as defined below), pursuant to the terms and conditions set forth in this Section 3 (the “Put Right”); provided, that, if determined to be necessary by the Company in order to avoid an additional compensation expense, in no event shall the Participant be entitled to deliver any such notice with respect to any Puttable Shares unless and until such Puttable Shares have been issued, vested (if applicable) and outstanding for at least six months. The Put Right shall terminate on the first to occur of a Change in Control or a Public Offering.

(b)

Put Procedures. Pursuant to the Put Right, the Participant may elect to exercise his right to require the Company to purchase all or any portion of the Puttable Options or Puttable Shares by delivering written notice or notices (each, a “Put Notice”) to the Company. To the extent the Participant is exercising the Put Right with respect to the Puttable Shares, the Company shall be required to repurchase such Shares at a price per share equal to the Fair Market Value thereof determined by the Board on the date of the Put Closing (as defined in Section 3(c) below) after taking due consideration of (but not being bound by) the Formula Price (as defined below). If the Participant is exercising the Put Right with respect to any Puttable Options, the Company shall be required to purchase each such Puttable Option at a price per Share equal to the excess, if any, of the Fair Market Value of a Share, over the per Share exercise price of such Puttable Option. If the Participant believes that Fair Market Value is greater than the Fair Market Value determined by the Board, then the Participant may deliver a written objection notice to the Board within ten (10) business days of such determination (an “Objection Notice”), setting forth the Participant’s estimate of Fair Market Value (the “Participant’s Estimated Fair Market Value”). If the Participant timely delivers such an Objection Notice, the Company will promptly engage an Independent Appraiser. The Independent Appraiser will be engaged to deliver to the Board and the Participant a written determination (such determination to include a report setting forth all material analyses used in arriving at such determination) within thirty (30) days of being engaged stating the Independent Appraiser’s determination of Fair Market Value, which determination shall be made after taking due consideration of (but not being bound by) the Formula Price. If the Independent Appraiser’s determination of Fair Market Value exceeds the Fair Market Value as determined by the Board, the repurchase price for the Puttable Shares and the Puttable Options shall instead be determined using either the Fair Market Value determined by the Independent Appraiser, or, if the Fair Market Value determined by the Independent Appraiser exceeds the Formula Price, the Formula Price. If the Fair Market Value determined by the Independent Appraiser is less than ninety percent (90%) of the Participant’s Estimated Fair Market Value, the Participant may rescind his Put Notice by delivering a notice of rescission (the “Rescission Notice”) to the Board within ten (10) business days of the Independent Appraiser’s determination. The Company shall pay the costs and expenses of such Independent Appraiser. The Participant may not request a determination by an Independent Appraiser more than once per fiscal quarter of the Company. For purposes of the foregoing, “Independent Appraiser” means a nationally recognized independent third party appraiser retained by the Board that is acceptable to the Participant and the Board; and the “Formula Price” means the amount paid for a Share subject to the Put Right determined as if the Company’s enterprise value was equal to eight (8) times Adjusted EBITDA (as defined in the Award Certificate for the Initial Option) for the four (4) fiscal quarters preceding the last date on which GAAP quarterly financial statements were prepared less the average of the capital expenditures as reported on the Company’s audited financial statements for the twelve (12) fiscal quarters preceding the last date on which GAAP quarterly financial statements were prepared less average net debt (i.e, indebtedness for borrowed money and capitalized leases (using the classification under GAAP in existence on the date hereof) minus average cash), for the prior four (4) fiscal quarters determined using the monthly ending balance of debt and cash during such four (4) quarter period, plus the exercise prices of all then outstanding options and warrants divided by the fully diluted number of Shares of the Company then outstanding (including all Shares issuable upon the exercise of options and warrants) (the “Formula Price”).

(c)	Closing of Put Right. The closing of the transactions contemplated by this Section 3 will take place on the date designated in the applicable Put Notice, which date will not be more than sixty (60) days after the delivery of such notice by the Participant (the “Put Closing”); provided, that, if such Put Notice is delivered either during the third or fourth fiscal quarter of the Company, the Put Closing shall be automatically delayed until GAAP quarterly financial statements have been prepared for such fourth fiscal quarter, and the applicable purchase price for the Puttable Options or Puttable Shares to be purchased pursuant to the Put Notice shall be determined using the Fair Market Value on the Put Closing. The Company will pay for the Puttable Options and/or Puttable Shares by delivery of a check (or checks) payable to the Participant or one or more of the Participant’s transferees or a wire transfer of immediately available funds. The Company will receive customary representations and warranties from each seller regarding the repurchase of any portion of the Puttable Options and/or Puttable Shares, including, but not limited to, the representation that such seller has good and marketable title to the Puttable Options and/or Puttable Shares to be Transferred free and clear of all liens, claims and other encumbrances, and will be entitled to require all sellers’ signatures be guaranteed by a national bank or reputable securities broker.

(d)	Restrictions on Put Right. Notwithstanding anything to the contrary contained in this Agreement, the repurchase(s) of the Puttable Options and/or Puttable Shares in accordance with this Section 3 by the Company shall be subject to applicable restrictions and limitations under the Delaware General Corporation Law and in the Company’s and its Subsidiaries’ debt and equity financing agreements, in each case, determined in good faith by the Board, such determination to be binding on all parties. If any such restrictions or limitations prohibit the repurchase by the Company of the Puttable Options and/or Puttable Shares for cash, the Put Right will be suspended, and the Company shall make such repurchases in cash as soon as it is permitted to do so under such restrictions. The Company covenants that it will use its reasonable best efforts to negotiate (or renegotiate) debt covenants that will not restrict repurchase(s) in accordance with this Section 3 and further covenants to allocate any available capacity under its debt covenants to repurchase(s) in accordance with this Section 3.

(e)

Net Settlement. In the event it has been determined necessary by the Company in order to avoid an additional compensation expense with respect to the Put Right for the Puttable Options, the Participant may be required by the Company, upon prior written approval of the Committee, to exercise, on one occasion, the Puttable Options then held by the Participant and/or one or more transferees of the Participant, if any, using a net exercise method whereby the number of Shares that would otherwise be received upon the exercise of the Initial Option shall be reduced by that number of Shares (i) having an aggregate Fair Market Value equal to the sum of the aggregate exercise price for such Puttable Options, plus (ii) the number of Shares having an aggregate Fair Market Value equal to the aggregate amount of the applicable withholding taxes which the Company is required to withhold in respect of the income recognized as a consequence of the exercise of the Puttable Options, and the remaining Shares received upon such exercise shall be subject to repurchase upon delivery of a Put Notice during the thirty (30) day period following the date on which such Shares have been held the Participant or one or more transferees of the Participant for at least six (6) months, and otherwise in accordance with this Section 3 (including, without limitation, Section 3(d)).

EXHIBIT C

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this      day of          , 20     , between TOYS “R” US, INC. and any successor thereto (collectively, the “Company”) and David A. Brandon (“Executive”).

Executive and the Company agree as follows:

1. The employment relationship between Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on                      (the “Termination Date”).

2. In accordance with Executive’s Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns (but with respect to such persons only in such capacity as relates to the Company and its subsidiaries and affiliates), and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Executive may have arising from or relating to Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under ADEA. In addition, the ADEA provides Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to Executive under Executive’s Employment Agreement or under this Agreement, any rights Executive has under the Equity Documents (as defined in the Employment Agreement), any rights Executive has to indemnification and advancement of expenses by the Company or any of its subsidiaries or affiliates and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans.

4. This Agreement is not an admission by either Executive or the Company or its subsidiaries or affiliates of any wrongdoing or liability.

5. Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.

6. Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of Executive.

7. Executive shall continue to be bound by Sections 8, 9 and 16(k) of Executive’s Employment Agreement.

8. Executive shall promptly return all Company and subsidiary and affiliate property in Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in Executive’s Employment Agreement.

10. This Agreement represents the complete agreement between Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

12. It is further understood that for a period of 7 days following the execution of this

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Agreement in duplicate originals, Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by Executive under this Agreement and Executive’s Employment Agreement and all originals and copies of this Agreement.

13. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Executive acknowledges that Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Executive acknowledges that Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

[Signature page follows]

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The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS “R” US, INC.

By:
Name:
Title:

EXECUTIVE

David A. Brandon